UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Trustmark Corporation

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Building a Stronger Future

For more than 130 years, Trustmark has remained steadfast in our commitment to customers, associates, shareholders, and communities that we have the privilege of serving. While the COVID-19 pandemic significantly impacted the ways in which we live, work, and interact with one another, it did not alter our commitment to providing the financial solutions our customers have come to expect from Trustmark.

As an essential services provider, Trustmark adapted to the new environment and implemented additional health and safety measures to ensure the well-being of our customers and associates. We accelerated the deployment of technology to facilitate virtual meetings and implemented a secure and efficient remote work alternative for our associates.

We delivered uninterrupted access to financial services and support for our local communities. Our drive-thru banking facilities remained open while many branch lobbies temporarily transitioned to appointment-only banking to accommodate social distancing. Our associates worked with customers to ensure access to and knowledge of our digital financial services platforms, and customers embraced the convenience and flexibility of our robust digital banking applications, as well as our ATM/ITM network.

Trustmark participated in the Small Business Administration’s Paycheck Protection Program (PPP), providing $970 million in forgivable loans to over 9,600 small businesses in 2020. Our associates worked tirelessly to secure funding for businesses to keep their staffs employed, and we remain committed to supporting local economies by actively participating in the latest round of the PPP announced in January 2021.

We have been unwavering in our community support and outreach efforts, investing $5.3 million in 2020 to support local organizations through contributions and sponsorships, including funds to local food banks and pantries throughout our markets, as well as to schools for supplies and computer headsets to help facilitate virtual learning.

Financial Highlights

Trustmark’s record net income of $160.0 million in 2020 represented diluted earnings per share of $2.51, an increase of 8.2% when compared to the prior year. This level of performance produced a return on average tangible equity of 12.58% and a return on average assets of 1.05%. Given the challenging environment, we are pleased with the performance of our banking, insurance, wealth management and mortgage banking businesses.

Loans held for investment increased $489 million, or 5.2%, totaling $9.8 billion at December 31, 2020. This growth is in addition to the $970 million in PPP loan originations. Reflecting the impact of additional customer liquidity, deposits increased $2.8 billion, or 24.9%, to total $14.0 billion at year-end 2020.

Revenue Generation

We continued to post solid revenue growth, reflecting Trustmark’s ability to navigate the challenging interest rate and economic environment, and achieve significant contributions from our fee income businesses. Revenue totaled $701.1 million in 2020, up 14.3% from the prior year. Excluding interest and fees on PPP loans, revenue totaled $674.5 million, an increase of $60.9 million, or 9.9%, from the prior year principally due to mortgage banking revenue.

Net interest income (FTE) totaled $438.6 million, down $906 thousand from the prior year. Excluding interest and fees on PPP loans, net interest income (FTE) totaled $411.9 million, down $27.5 million, or 6.3%. The net interest margin totaled 3.19% in 2020, a decline of 43 basis points from the prior year. Excluding PPP and acquired loans, the net interest margin totaled 3.15% in 2020.

Our mortgage banking business posted its best year in 2020, as loan production expanded 69.4% to $3.0 billion, reflecting historically low interest rates. Mortgage revenue totaled $125.8 million in 2020, an increase of $96.0 million from the prior year. We also experienced positive results from investments in technology and workflow redesign. We continued to enhance our focus on affordable housing programs, utilizing our team of Community Lending Specialists and expanded product offerings, to meet the credit needs of low-to-moderate income individuals and communities.

Our insurance business posted another record year, producing $45.2 million in revenue. This solid performance reflects the realization of operational efficiencies from investments in technology, improved processes, and the acquisition of two insurance agencies which expanded relationships in Alabama and Mississippi. Trustmark’s wealth management business produced total revenue of $31.6 million in 2020, an increase of 3.1% from the prior year. We continued to enhance the competitive positioning and efficiency of this business, as well as expand our Private Banking capabilities in key markets, including Huntsville, AL; Memphis, TN; Houston, TX and Jackson, MS.

Credit Quality

We proactively worked with customers to provide additional fiexibility, granting deferrals and forbearances as appropriate. Loans remaining under a COVID-19 related concession declined significantly during the year, representing approximately 0.35% of loans held for investment at year-end 2020.

Nonperforming assets totaled $74.8 million, a decrease of 9.3% from the prior year. Net charge-offs represented 0.02% of average loans. Allocation of Trustmark’s $117.3 million allowance for credit losses on loans held for investment represented 1.20% of commercial loans and 1.16% of consumer and mortgage loans, resulting in an allowance for credit losses to total loans held for investment of 1.19% and 572.69% of nonperforming loans, excluding individually evaluated loans at year-end 2020.

Capital Strength

Trustmark’s capital position remained solid, signifying the strength and diversity of our financial services business. We continued our quarterly cash dividend to shareholders of $0.23 per share, or $0.92 annually, and during the fourth quarter of 2020, issued $125 million of 3.625% fixed-to-floating rate subordinated notes, further strengthening our regulatory capital position. At December 31, 2020, total shareholders’ equity was $1.7 billion, while tangible equity was $1.3 billion, representing 8.34% of tangible assets. Trustmark’s regulatory capital ratios continue to significantly exceed levels necessary to be categorized as well capitalized. Our Board also authorized a stock repurchase program under which $100 million of Trustmark’s outstanding shares may be acquired through December 31, 2021.

Investing for the Future

We are committed to reengineering processes to improve operational efficiency and investments that promote revenue growth. In 2020, noninterest expense totaled $475.2 million, and our efficiency ratio was 63.4%, which indicated an approximate cost of $0.63 to generate each dollar of revenue. While our efficiency ratio improved meaningfully from 66.4% in 2019, more work remains. We continued implementation plans in 2020 for new core loan and deposit systems that will notably expand capabilities and provide additional efficiencies.

We continued to realign our branch network to reflect customers’ evolving preferences for online and mobile banking access. While customers continue to value face-to-face interaction, the pandemic has accelerated the pace of technology utilization. During 2020, we consolidated six offices and expanded deployment of interactive teller machines, and will continue to encourage digital engagement and optimize our retail locations. Data analytics and customer relationship management will remain an essential part of our future, both from a growth and efficiency perspective.

Leadership

We greatly value our Board’s leadership, counsel and guidance. They are engaged in the company’s governance and strategic direction and support management’s efforts to realize the potential of the Trustmark franchise. During 2020, James N. Compton, R. Michael Summerford and LeRoy G. Walker retired from the Board after a combined 50 years of service to Trustmark. We appreciate their immeasurable contributions over the years and wish them all the best in their retirement.

We also welcomed General Augustus L. Collins, CEO of MINACT Inc., and Dr. Marcelo Eduardo, Dean of the School of Business, Mississippi College, to our Board. Each is an accomplished leader in their field and in the business community. We welcome the diverse experiences and perspectives they will bring to Trustmark’s Board.

Strategic Focus

Looking forward, Trustmark will focus on efficiency, growth and innovation, while building upon its solid risk management processes, corporate culture and core values. We will continue to optimize delivery channels and technology to reflect changing customer preferences and enhance growth, while building long-term value for our shareholders.

We are grateful to our associates for their dedication, our shareholders for their investment in Trustmark and its future, and our customers who have chosen us as their financial partner. Trustmark is “People you trust. Advice that works.”

Sincerely,

Gerard R. Host	Duane A. Dewey
Executive Chairman	President and
Trustmark Corporation	Chief Executive Officer
Trustmark Corporation

Trustmark’s commitment to community remains strong, a defining tradition for the company for over 130 years. Guided by our core values of Integrity, Service, Accountability, Relationships and Solutions, we understand that by supporting the organizations and people where we live, we enhance the lives of our customers, associates and neighbors.

From volunteerism to philanthropy, our corporate influence is far-reaching. Throughout our footprint, we encourage our associates to remain actively engaged in their communities, giving of their time and talent on a regular basis. This strong community engagement drives us to focus on opportunities that provide a greater and longer lasting impact for positive change. Our company’s philanthropic efforts, through hundreds of contributions and sponsorships each year, help propel our local and state economies and transform communities.

In 2020, Trustmark provided $5.3 million in financial support and engaged in meaningful partnerships to help our communities develop, grow and prosper. We committed resources to local food banks and pantries to feed families in our markets, fueled our frontline and healthcare heroes to show our support for their selfless service, and provided fresh fruits and vegetables to schools to ensure children had healthy meals when school programs were closed. We continued our partnership with EVERFI to provide online financial education courses to students, and our associates embraced virtual delivery methods to teach financial literacy classes within the community. Trustmark also formed a new and evolving partnership with Operation HOPE to provide financial education and personalized counseling support related to budgeting, credit management, homeownership and more. And, we dedicated extensive support to help small business owners through the SBA’s Paycheck Protection Program.

Through the years, we have developed deep and meaningful relationships with our customers and our communities. We look forward to continuing those partnerships for many years to come.